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                February 27, 2023

       John D. Murphy, Jr.
       Chief Executive Officer
       Hallmark Venture Group, Inc.
       5112 West Taft Road, Suite M
       Liverpool, NY 13088

                                                        Re: Hallmark Venture
Group, Inc.
                                                            Registration
Statement on Form 10
                                                            Filed January 17,
2023
                                                            File No. 000-56477

       Dear John D. Murphy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Real Estate & Construction
       cc:                                              Edward Normandin, Esq.